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                                                                   Exhibit 10.14

                  EMPLOYMENT, CONFIDENTIALITY, NON-COMPETITION
                             AND SEVERANCE AGREEMENT

          THIS EMPLOYMENT, CONFIDENTIALITY, NON-COMPETITION AND SEVERANCE AGREEMENT (the "Agreement") dated as of November 18, 2002 is made and entered into by and between AmericasDoctor, Inc., a Delaware corporation (the "Company"), and Carl Derenfeld (the "Employee").

          WHEREAS, the Company wishes to retain the services of the Employee as a key employee of the Company who is expected to make major contributions to the short- and long-term profitability, growth and financial strength of the Company; and

          WHEREAS, Company and Employee believe that it is in their respective best interests to enter into and deliver this Agreement; and

          WHEREAS, the Employee acknowledges that in the course of his employment by the Company, he will or may have access to and become informed of the Company's confidential information and will frequently come into contact with the Company's customers (including, without limitation, its investigative research sites) and accounts such that the Employee will influence the business and relationships between the Company and its customers and accounts; and

          WHEREAS, the Employee has agreed to certain confidentiality, non-solicitation, non-competition, and severance agreements; and in consideration for such agreements, the Company has agreed to pay the Employee termination payments upon severance of the Employee's employment hereunder; and

          NOW, THEREFORE, the Company and the Employee agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

     (a)  "Board" means the Board of Directors of the Company.

     (b)  "Cause," when used in the phrase "for cause" or "without cause" means:

          (i) the willful and continued failure by Employee to substantially perform his duties hereunder (other than any such failure resulting from Employee's incapacity due to Disability);

          (ii) engagement by the Employee in misconduct or gross negligence which is materially injurious to the Company, monetarily or otherwise;

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          (iii)  a willful act by the Employee of dishonesty, fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

          (iv) a willful appropriation of a material business opportunity of the Company or any Subsidiary, including securing any personal profit in connection with any transaction entered into on behalf of the Company or any Subsidiary, and which appropriation causes the Company or any Subsidiary to incur ascertainable damages;

          (v) willful damage by the Employee to property of the Company or any Subsidiary;

          (vi)   breach of Section 11, 12 or Section 13 hereof;

          (vii)  material breach of this Agreement;

          (viii) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony involving fraud, theft or the equivalent thereof, or any other crime involving fraud or theft (but in each case only if such fraud, theft or similar crime relates to the business of the Company or a Subsidiary) with respect to which imprisonment for more than one (1) year is a possible punishment.

     (c) "Disabled" means the Employee's incapacity due to physical or mental condition to perform the essential functions of Employee's duties, with or without reasonable accommodation, on a full-time basis for six consecutive months unless the Employee returns to the full-time performance of the Employee's duties for a period of at least three consecutive months no later than 30 days after the Company has given the Employee a notice of termination. If the Employee disagrees with a determination to terminate him because the Company believes he is Disabled, the Company and the Employee, or in the event of the Employee's incapacity to designate a doctor, the Employee's legal representative, together shall choose a qualified medical doctor who shall determine whether the Employee is Disabled. If the Company and the Employee cannot agree on the choice of a qualified medical doctor, then the Company and the Employee each shall choose a qualified medical doctor and the two doctors together shall choose a third qualified medical doctor, who shall determine whether the Employee is Disabled. The determination of the chosen qualified medical doctor as to whether the Employee is Disabled shall be binding upon the Company and the Employee unless such determination is clearly made in bad faith.

     (d) "Involuntary Termination" means the occurrence of any of the following: (i) the Company gives written notice to the Employee that the Company intends to terminate the Agreement, (ii) the Company reduces the Employee's base salary as set forth in Section 5, unless such reduction in base salary is part of a reduction applicable generally to senior Employees of the Company, or (iii) unless

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          otherwise agreed by the Employee, the Company relocates the Employee or his offices or the principal place where he is required to perform his duties hereunder farther than 50 miles from Gurnee, Illinois or such other place as the Company's principal Employee offices may, from time to time, be located.

     (e) "Restricted Business" means (i) any business or division of a business which consists of providing services to investigative sites and to their customers in connection with clinical research and development, patient recruitment and persistency, training and quality assurance for clinical research, (ii) any business or division of a business which provides marketing or clinical research services to pharmaceutical companies, (iii) any business of a kind in whole or in part similar to that heretofore or hereafter engaged in by the Company or any Subsidiary, and (iv) any other principal line of business developed or acquired by the Company or its affiliates.

     (f) "Subsidiary" means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

     (g) "Termination Date" means the date on which the Employee's employment is terminated (the effective date of which shall be the date of termination).

     (h)  "Voluntary Termination" means the occurrence of any of the following:
          (i) the date two weeks after the Employee gives written notice to the Company that the Employee intends to terminate this Agreement or if later, the date specified in such written notice, (ii) the Employee dies or (iii) the Employee becomes Disabled.

     (i) "Voting Stock" means securities entitled to vote generally in the election of directors.

2.   Term.

     (a) This Agreement shall be for a term that commences on the date this Agreement is approved by the Board ("Effective Date") and, subject to any benefit continuation requirements of applicable laws, expires on the earliest of (i) an Involuntary Termination, or (ii) a Voluntary Termination. For purposes of this Agreement, any reference to the "term" of this Agreement includes the original term and any extension thereof.

     (b) The provisions of Sections 11, 12, and 13 survive termination of this Agreement for any reason, unless otherwise agreed to in a writing signed by Employee and the Chief Executive Officer of the Company.

3. Employment. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by the Company, upon the terms and conditions herein set forth.

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4.   Duties of the Employee. The Employee shall serve as the Company's Vice
     President, Patient Recruitment. The Employee shall report directly to the Company's Chief Executive Officer, or to another Corporate Officer as designated by the Board, and have such duties as the Chief Executive Officer and the Board may from time to time prescribe. The Employee shall devote his full time and best efforts to the Company's business of providing services to investigative sites and to their customers in connection with clinical research and development and providing services for any other related duties and responsibilities that may from time to time be prescribed by the Chief Executive Officer or the Board; so long as it does not interfere with the Employee's employment hereunder, the Employee may serve as an officer, director or otherwise participate in educational, welfare, social, religious and civic organizations. The Employee represents that he is not under a restrictive covenant, non-competition agreement, confidentiality agreement or other agreement or obligation that might prohibit Employee from being employed by the Company or from performing the duties contemplated in this Section 4.

5.   Compensation.

     (a) The Company shall pay the Employee a gross base salary of $175,000.00 per annum, which base salary the Board may adjust from time to time, payable at the times and in the manner consistent with the Company's general policies regarding compensation of senior Employees. Such base salary includes any salary reduction contributions to (i) any Company-sponsored plan (the "401(k) Plan") that includes a cash-or-deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) any other Company-sponsored plan of deferred compensation or (iii) any Company-sponsored "cafeteria plan" under Section 125 of the Code. Additionally, The Employee will qualify for either the Executive Bonus Program or the VP, Patient Recruitment Commission Plan based on net revenue. Should net revenues be less than $6,000,000, Employee will be eligible for a bonus of up to 30% of base salary. Should net revenues exceed $6,000,000, Employee will be eligible for the Commission Program. This program will be detailed under separate cover and is subject to annual review by the Board of Directors for modification at their discretion.

     (b) Subject to the requirements of applicable law, the Company will grant to Employee under the Company's Amended and Restated 1996 Employee Stock Option Plan (the "Plan") stock options exercisable to purchase up to 100,000 shares of the Company's Class A Common Stock, par value $.001 per share (the "Class A Common Stock") at an exercise price equal to the fair market value of the stock on the date of grant. All of the foregoing options would become exercisable to the extent of 25% of the shares covered by the option on the first anniversary of the date of grant and the remaining 75% of the shares covered by the option would vest in equal installments at the end of each of the following twelve fiscal quarters of the Company. To the extent permitted by applicable law and the terms and conditions of the Plan, the above-referenced stock options shall be "incentive stock options" as that term is defined under Section 422 of the Code and any remaining stock options shall be non-qualified stock options.

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6.   Benefits. The Company shall make available to the Employee, subject to the terms and conditions of the applicable plans, including without limitation the eligibility rules, participation for the Employee and his eligible dependents in the Company-sponsored employee benefit plans or arrangements and such other usual and customary benefits now or hereafter generally available to employees of the Company and such benefits and perquisites as may be from time to time made available to Employees of the Company.

7. Expenses. The Company shall pay or reimburse the Employee, in accordance with the general policies of the Company, for reasonable and necessary expenses incurred by the Employee in connection with his duties on behalf of the Company.

8. Place of Performance. In connection with his employment by the Company, unless otherwise agreed by the Employee, the Employee shall be based at offices located in Gurnee, Illinois or, at the Company's request, such other place as the Company's principal Employee offices may, from time to time, be located, except for travel reasonably required for Company business.

9.   Termination Payments, Vesting and Exercise of Stock Options.

     (a) If an Involuntary Termination occurs other than for Cause and the Employee enters into an agreed-upon general release and settlement agreement with the Company, the Company will provide Employee with severance of three (3) months base salary at Employee's current salary, less applicable payroll taxes, withholdings and other deductions and the additional benefits outlined in this paragraph. Employee understands and agrees that this payment and the benefits described are not required by AmericasDoctor's policies and procedures. This payment and the benefits shall be in lieu of and discharge any obligations of AmericasDoctor to Employee for compensation, wages, bonuses, benefits, stock options, pain and suffering, or any other expectation of remuneration or benefit on the part of Employee.

          (i) notwithstanding anything to the contrary in the Employee's stock option agreement(s) or certificate(s) or in the stock option plan(s) under which Employee's stock options were granted, (A) all of the Employee's stock options shall cease vesting as of the Termination Date, (B) Employee shall have the right to exercise any and all vested stock options at any time not later than 90 days after the Termination Date and (C) all unvested stock options shall be canceled on the Termination Date. Notwithstanding the foregoing or anything to the contrary in the Employee's stock option agreement(s) or certificate(s) or in the stock option plan(s) under which Employee's stock options were granted, in the event of an Involuntary Termination other than for Cause within two years following a Change in Control, all of Employee's stock options shall immediately become 100% vested and exercisable.

          (ii) any termination payments hereunder shall not be taken into account for purposes of any retirement plan or other benefit plan sponsored by the

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               Company, except as otherwise set forth herein or as expressly required by such plans or applicable law.

     (b) If (i) a Voluntary Termination other than due to Employee's death or Disability occurs or (ii) an Involuntary Termination for Cause occurs, Employee will be entitled to receive his base salary then in effect only through the last day of the payroll period in which the Termination Date occurs and he will not be entitled to any bonus for the fiscal year during which such termination occurs or any subsequent fiscal year. Notwithstanding anything to the contrary in the Employee's stock option agreement(s) or certificate(s) or in the stock option plan(s) under which Employee's stock options were granted, all of Employee's stock options shall immediately be canceled.

     (c) If a Voluntary Termination due to Employee's becoming Disabled during the term of this Agreement occurs, then notwithstanding anything to the contrary in the Employee's stock option agreement(s) or certificate(s) or in the stock option plan(s) under which Employee's stock options were granted, Employee shall have a period of one year following Employee's Disability to exercise any vested stock options and all other stock options shall be immediately canceled.

     (d) Notwithstanding the foregoing, if the Employee breaches Section 11, 12 or 13 hereof, any right of the Employee to receive termination payments, to have the vesting of his options accelerated or to have the period during which he may exercise his options extended under this Section 9 shall be forfeited, but without prejudice to any exercise of options that may have occurred prior to such forfeit, and the Employee shall reimburse the Company in full for all termination payments made to the Employee under this Section 9 no later than 30 days after the Company gives notice of such breach to the Employee.

10. Benefits Upon Termination. Employee and any dependents will have any conversion rights available under the health insurance plans and as otherwise provided by law, including the Comprehensive Omnibus Budget Reconciliation Act ("COBRA") effective the first of the month following the date of termination. Employee further agrees that on the first of the month following the date of termination, Employee will be responsible for the full insurance premiums for COBRA coverage.

11.  Confidentiality Agreement.

     (a) The Employee acknowledges that in the course of his employment by the Company, he will or may have access to and become informed of confidential and secret information that is a competitive asset of the Company ("Confidential Information"), including, without limitation,
          (i) the terms of agreements between the Company and its employees, customers (including, without limitation, its investigative research sites) and suppliers, (ii) pricing strategy, (iii) sales and marketing methods, (iv) product development ideas and strategies, (v) personnel training and development programs, (vi) financial results, (vii) strategic plans and demographic analyses, (viii) proprietary computer and systems software and

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          (ix) any non-public information concerning the Company, its employees, suppliers and customers. Regardless of any actual or alleged breach by the Company of this Agreement, the Employee shall keep all Confidential Information in strict confidence and shall not directly or indirectly make known, divulge, reveal, furnish, make available or use any Confidential Information (except in the course of his regular authorized duties on behalf of the Company) until and unless such Confidential Information becomes, through no fault of the Employee, generally known to the public or the Employee is required by law to make disclosure (after giving the Company reasonable notice and an opportunity to contest such requirement). The Employee's obligations under this Section 11 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Employee may have to the Company under general legal or equitable principles.

     (b) Except in the ordinary course of the Company's business, the Employee has not made and shall never make or cause to be made, any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries including or reflecting Confidential Information. All such documents and other property furnished to the Employee by the Company or otherwise acquired or developed by the Company shall at all times be the property of the Company. Upon a Voluntary Termination or Involuntary Termination, the Employee shall return to the Company any such documents or other property of the Company which are in the possession, custody or control of the Employee.

12.  Ownership of Inventions, Discoveries, Improvements, Etc.

     (a) Employee shall promptly disclose and describe to the Company all inventions, improvements, discoveries and technical developments, whether or not patentable, made or conceived by Employee, either alone or with others, during the term of this Agreement and for a period of one (1) year following the Termination Date, and that (i) are based in whole or in part upon Confidential Information, or (ii) are along the lines of, useful in or related to the Company's business, or (iii) result from, or are suggested by, any work that may be done by Employee for or on behalf of the Company ("Inventions"). Employee hereby assigns and agrees to assign to the Company Employee's entire right, title and interest in and to such Inventions, and agrees to cooperate with the Company both during and after the term of this Agreement in the procurement and maintenance, at the Company's expense and at its direction, of patents, copyright registrations and/or protection of the Company's rights in such Inventions. Employee shall keep and maintain adequate and current written records of all such Inventions, which shall be and remain the property of the Company.

     (b) If a patent application or copyright registration is filed by Employee or on Employee's behalf, or a copyright notice indicating Employee's authorship is used by Employee or on Employee's behalf, within one (1) year after the Termination Date, that describes or identifies any Invention within the scope of Employee's work for the Company or that otherwise related to a portion of the

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          Company's business (or any division or Subsidiary thereof) of which
          Employee had knowledge during the term of this Agreement, it is to be conclusively presumed that the Invention was conceived by the Employee during the term of this Agreement. Employee agrees to notify the Company promptly of any such application or registration and to assign to the Company Employee's entire right, title and interest in such Invention and in such application or registration.

     (c) There is no contract or duty on Employee's part now is existence to assign Inventions except in favor of the Company. Employee shall not disclose or induce the Company to use any confidential information that Employee is either now aware of, or shall become aware of, that belongs to a former employer or anyone other than the Company or a Subsidiary.

13. Covenant Not to Compete; No Inducement; No Solicitation. In consideration for the Employee's employment hereunder and the Company's providing the Employee with confidential information and contacts with the Company's customers and accounts, during the term of the Employment Provisions and for a period of one year after the Termination Date,

     (a) The Employee shall not, without the prior written consent of the Company (which consent may be withheld for any reason or no reason), directly or indirectly or by action in concert with others, own, manage, operate, join, control, perform consulting services for, be employed by, participate in or be connected with any business, enterprise or other entity (or the ownership, management, operation, or control of any such business, enterprise or other entity) (a "Competing Enterprise") engaged anywhere in the United States or Canada in the Restricted Business. Notwithstanding the foregoing, Employee may make purely passive investments on behalf of himself, his immediate family or any trust in public companies engaged in a Competing Enterprise so long as the aggregate interest represented by such investments does not exceed 1% of any class of the outstanding debt or equity securities of any Competing Enterprise.

     (b) The Employee shall not, directly or indirectly, in any capacity, on his own behalf or on behalf of any other firm, person or entity, induce or attempt to induce any customer of the Company (including, without limitation, any investigative research site) to cease doing business in whole or in part with the Company, solicit the business of any such customer for any Restricted Business or otherwise create any ill will or negative publicity with respect to the Company.

     (c) The Employee shall not, directly or indirectly, in any capacity, on his own behalf or on behalf of any other firm, person or entity, undertake or assist in the solicitation of any Company employee, including, without limitation, solicitation of any employee to terminate his or her employment with the Company.

     Employee and the Company acknowledge that the nature of the foregoing prohibited activities is geographically broad as a result of the expansive geographic scope of the Restricted Business and the national scope of Employee's duties hereunder.

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14.  Post-Termination Assistance. Employee shall provide such information and assistance to the Company as the Company may reasonably request, upon reasonable notice, in connection with any litigation in which it or any of its affiliates is or may become a party. The Company shall reimburse the Employee for any expenses, including travel expenses, incurred by the Employee in connection with providing such information and assistance.

15. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

16. Specific Enforcement. The Employee acknowledges and agrees that a violation of Sections 11, 12 or 13 hereof that results in material detriment to the Company would cause irreparable harm to the Company, and that the Company's remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Company shall have the right, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and any forfeitures under Section 9, and without any necessity or proof of actual damages, to enforce this Agreement by specific remedies, including, among other things, temporary and permanent injunctions, it being the understanding of the Company and the Employee that damages, the forfeitures described above and injunctions shall all be proper modes of relief and shall not be considered alternative remedies.

17. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service (such as Federal Express or UPS) addressed to the Company (to the attention of the Secretary of the Company) at its principal Employee office and to the Employee at his principal residence, or to such other address as either party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

18. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Illinois, without giving effect to the principles of conflict of laws of such State.

19. Agreement. This Agreement contains all of the covenants and agreements between the parties with respect to such subject matter. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, that are not embodied herein, and that no other agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party.

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20.  Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

21. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Unless otherwise noted, references to "Sections" are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

23. Effective Date. Notwithstanding anything to the contrary herein, this Agreement shall not become effective unless and until the Board approves this Agreement. Upon receipt of such approval, this Agreement shall become immediately effective.

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          IN WITNESS WHEREOF, the Company and the Employee have executed this
Agreement as of the date first above written/1/.

                                                 AMERICASDOCTOR, INC.

                                                  /s/ C. Lee Jones
                                                 ------------------------------
                                                 C. Lee Jones
                                                 Chief Executive Officer



                                                  /s/ Carl Derenfeld
                                                 ------------------------------
                                                 By: Carl Derenfeld

_______________

/1/ The validity of execution of this Agreement on behalf of the Company is subject to the approval of this Agreement by the Board.

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